Mail Stop 6010
October 25, 2005


Mr. Jimmy L. Dickinson
Vice President Finance and Chief Financial Officer
Continental Global Group, Inc.
438 Industrial Drive
Winfield, Alabama  35594


      Re:	Continental Global Group, Inc.
		Form 10-K for the year ended December 31, 2004
      Filed March 15, 2005
		File No. 333-27665

Dear Mr. Dickinson:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant